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                                                                      Exhibit 5

                          Abrahams, Kaslow & Cassman
                        8712 West Dodge Road, Suite 300
                          Omaha, Nebraska 68114-3419
                                (402) 392-1250


                                 July 24, 2000



Board of Directors
CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado  80111

     RE: CSG Systems International, Inc. (the "Company") Stock Option Plan for Non-Employee Directors

Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 250,000 shares of the Company's Common Stock, $0.01 par value per share (the "Stock"), to be issued by the Company pursuant to the Company's Stock Option Plan for Non-Employee Directors (the "Plan"). We have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of such shares of Stock, and such other documents, corporate records, and matters of laws as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the 250,000 shares of Stock covered by the Registration Statement to be issued by the Company pursuant to the Plan, upon the exercise of options granted under the Plan, are duly authorized and, when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ABRAHAMS, KASLOW & CASSMAN


                                By:  /s/ Howard J. Kaslow

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